Exhibit 99.1

July 8, 2022

Board of Directors

CatchMark Timber Trust, Inc.

5 Concourse Parkway, Suite 2650

Atlanta, GA 30328

Re: Registration Statement on Form S-4 of PotlatchDeltic Corporation filed on July 8, 2022 (the “Registration Statement”)

Members of the Board:

Reference is made to our opinion letter, dated May 29, 2022, with respect to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to the holders of shares of Class A Common Stock, par value $0.01 per share (the “CatchMark common stock”), of CatchMark Timber Trust, Inc. (“CatchMark”) (other than CatchMark common stock held by the Company Parties, the Parent Parties or any of their respective wholly owned subsidiaries) in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated May 29, 2022, by and among PotlatchDeltic Corporation (“PotlatchDeltic”), CatchMark and Horizon Merger Sub 2022, LLC. Terms used herein and not defined herein have the meanings ascribed to them in the Merger Agreement.

The foregoing opinion letter was provided for the information and assistance of the board of directors of CatchMark in connection with its consideration of the Company Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, prospectus, proxy statement or any other document, without our prior written consent. We understand that PotlatchDeltic has requested to include our opinion in the Registration Statement.

In that regard, we hereby consent to the inclusion of our opinion as Exhibit 99.1 to the proxy statement/prospectus included in the Registration Statement and to the references to our opinion under the captions headings “Summary—Opinion of CatchMark’s Financial Advisor,” “The Mergers—Background of the Mergers,” “The Mergers—Recommendation of the CatchMark Board of Directors and its Reasons for the Mergers,” and “The Mergers—Opinion of CatchMark’s Financial Advisor” in such proxy statement/prospectus. By giving our consent, we do not thereby admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), prospectus, proxy statement or any other document, without our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED